UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

ACTIVE POWER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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2128 W. BRAKER LANE, BRAKER 12, AUSTIN, TEXAS 78758

March 27, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 Annual Meeting of Stockholders of Active Power, Inc., which will be held at the company’s principal executive offices, located at 2128 W. Braker Lane, Austin, TX 78758, Braker 12, on Thursday, May 4, 2006, at 5:00 p.m. Central Time.

Details of the business to be conducted at the Annual Meeting are given in the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

After careful consideration, our Board of Directors has unanimously approved the proposals set forth in the proxy statement and recommends that you vote in favor of such proposals, including the proposal for the election of the directors nominated to the Active Power, Inc. Board of Directors.

You may vote your shares by telephone, by the Internet, or by signing, dating and returning the enclosed proxy promptly in the accompanying reply envelope. Telephone and Internet voting instructions can be found on the attached proxy. Representation of your shares at the Annual Meeting is very important. Accordingly, whether or not you plan to attend the Annual Meeting, we urge you to submit your proxy promptly by one of the methods offered. You may revoke your proxy at any time prior to the Annual Meeting. If you are able to attend the Annual Meeting and wish to change your proxy vote, you may do so simply by voting in person at the Annual Meeting.

Sincerely,

/s/ Joseph F. Pinkerton III
Joseph F. Pinkerton III
Chairman of the Board and Chief Executive Officer

ACTIVE POWER, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 4, 2006

TO THE STOCKHOLDERS OF ACTIVE POWER, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Active Power, Inc., a Delaware corporation, will be held on Thursday, May 4, 2006, at 5:00 p.m. Central Time, at 2128 W. Braker Lane, Austin, Texas 78758, Braker 12, for the following purposes, as more fully described in the proxy statement accompanying this notice:

1.	To elect three Class III directors to serve until our 2009 annual meeting of stockholders, or until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as independent auditors for our company for the fiscal year ending December 31, 2006;

3.

To approve amendments to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 60,000,000 to 150,000,000 shares, to decrease the number of authorized shares of preferred stock from 10,420,000 to 10,000,000 and to eliminate certain provisions that are no longer applicable to Active Power; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

Only stockholders of record at the close of business on March 6, 2006 are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our principal executive offices.

All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign and return the proxy in the envelope enclosed for your convenience, or vote your shares by telephone or by the Internet as promptly as possible. Telephone and Internet voting instructions can be found on the attached proxy. Should you receive more than one proxy because your shares are registered in different names and addresses, each proxy should be signed and returned to assure that all your shares will be voted. You may revoke your proxy at any time prior to the Annual Meeting. If you attend the Annual Meeting and vote, your proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.

Sincerely,

/s/ Michael Chibib
Michael Chibib
Vice President and General Counsel

Austin, Texas
March 27, 2006

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, AND VOTE YOUR SHARES BY TELEPHONE, BY THE INTERNET OR BY COMPLETING, SIGNING AND DATING THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURNING IT IN THE ENCLOSED ENVELOPE.

ACTIVE POWER, INC.

2128 W. Braker Lane, Braker 12

Austin, Texas 78758

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 4, 2006

General

The enclosed proxy is solicited on behalf of the Board of Directors of Active Power, Inc., a Delaware corporation, for use at the Annual Meeting of Stockholders to be held on May 4, 2006. The Annual Meeting will be held at 5:00 p.m. Central Time at our principal executive offices, located at 2128 W. Braker Lane, Austin, Texas 78758, Braker 12. These proxy solicitation materials were mailed on or about March 27, 2006, to all stockholders entitled to vote at our Annual Meeting.

Voting

The specific proposals to be considered and acted upon at our Annual Meeting are summarized in the accompanying notice and are described in more detail in this proxy statement. On March 6, 2006, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were 49,327,630 shares of our common stock outstanding and no shares of our preferred stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held by such stockholder on March 6, 2006. The presence, in person or by proxy, of holders of a majority of our shares entitled to vote is necessary to constitute a quorum at this Annual Meeting. Stockholders may not cumulate votes in the election of directors. The vote of a plurality of the shares of our common stock present in person or represented by proxy at this meeting and entitled to vote on the election of directors is necessary for the election of a director. The nominees receiving the greatest number of votes at this meeting will be elected to our Board of Directors, even if they receive less than a majority of such shares.

All votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes (i.e., a proxy submitted by a broker or nominee specifically indicating lack of discretionary authority to vote on the matter). Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Proxies

If the enclosed form of proxy is properly signed and returned or if you properly follow the instructions for telephone or Internet voting, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If you sign and return your proxy without specifying how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by our Board of Directors unless the authority to vote for the election of such directors are withheld and, if no contrary instructions are given, the proxy will also be voted FOR the approval of Proposal Two and Proposal Three, both as described in this Notice of Annual Meeting and proxy statement. You may revoke or change your proxy at any time before the Annual Meeting by filing with our Corporate Secretary at our principal executive offices at 2128 W. Braker Lane, Austin, Texas 78758, Braker 12, a notice of revocation or another signed proxy with a later date. You may also revoke your proxy by attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, we may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone, telegram or other means by our directors, officers or employees. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

Deadline for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, stockholder proposals to be presented at our 2007 Annual Meeting of Stockholders and in our proxy statement and form of proxy relating to that meeting, must be received by us at our principal executive offices in Austin, Texas, addressed to our Corporate Secretary, not later than November 27, 2006, the date which is 120 days prior to March 27, 2007. With respect to any stockholder proposal not submitted pursuant to Rule 14a-8 and unless notice is received by us in the manner specified in the previous sentence, the proxy holders shall have discretionary authority to vote against any proposal presented at our 2007 Annual Meeting of Stockholders. These proposals must comply with applicable Delaware law, the rules and regulations promulgated by the Securities and Exchange Commission and the procedures set forth in our Bylaws.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE: ELECTION OF DIRECTORS

General

Our certificate of incorporation provides that our Board of Directors be divided into three classes of directors, as nearly equal in size as practicable, and each of which will serve staggered three-year terms or until his or her successor has been duly elected and qualified. At this Annual Meeting, we will be electing three Class III directors whose term will expire at our 2009 Annual Meeting. Our Board of Directors currently consists of eight persons. Each of the nominees listed below are current directors.

The nominees for election have agreed to serve if elected, and management has no reason to believe that the nominees will be unavailable to serve. In the event the nominees are unable or decline to serve as directors at the time of the Annual Meeting, the proxies will be voted for any nominee(s) who may be designated by our present Board of Directors to fill the vacancy(ies). Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

The Board of Directors has determined that each of Messrs. Almgren, Anderson, Bond, Boston, Lindelow, Scott and Rock, are “independent directors” as defined in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market, Inc.

Nominees for Class III Directors with Terms Expiring at the 2009 Annual Meeting

The following table sets forth the name, age and current positions of the nominees for election of our directors:

Name	Age	Current Position	Proposed Class of Director
Ake Almgren	59	Director	Class III

Brad Boston	52	Director	Class III

Joseph Pinkerton	42	Director, Chairman of the Board and Chief Executive Officer	Class III

Nominees for Class III Directors

Ake Almgren, 59, has served as a member of our Board of Directors since March 2004. Since May 2003, Dr. Almgren has served as President of his consultant company, ORKAS Corp. From July 1998 to May 2003, Dr. Almgren served as Chairman and Chief Executive Officer of Capstone Turbine Corp. Prior to his employment at Capstone, Dr. Almgren had a 26-year career at ASEA Brown Boveri Limited (ABB), a worldwide power solutions company, where he held the position of worldwide Business Area Manager for Distribution Transformers and managed the operation of 36 plants in 28 countries. He also was President of ABB Power T&D Company, President of ABB Power Distribution, and President of ABB Power Systems during his tenure at ABB. Dr. Almgren also serves on the board of directors of several private companies. Dr. Almgren holds a Ph.D. in Engineering from Linkopings Tekniska Hogskola in Sweden and a Masters of Mechanical Engineering from the Royal Institute of Technology in Stockholm, Sweden.

Brad Boston, 52, has served as a member of our Board of Directors since March 2005. Since August 2001, Mr. Boston has been with Cisco Systems, Inc., and is currently serving as Cisco’s Senior Vice President and Chief Information Officer. From June 2000 to July 2001, Mr. Boston served as the Executive Vice President of Operations at Corio, an enterprise-focused Internet application service provider. From June 1996 to June 2000, Mr. Boston served as Executive Vice President of product development and delivery at the Sabre Group, a publicly traded travel-related products company. He has also held executive positions at American Express, Visa, United Airlines/Covia and at American National Bank and Trust Company of Chicago. Mr. Boston serves on the board of directors of Mercury Interactive Corporation, a publicly traded software solutions company. Mr. Boston holds a B.S. in Computer Science from University of Illinois, College of Engineering, Champaign-Urbana, Illinois.

Joseph F. Pinkerton, III, 42, our founder, has served as our Chief Executive Officer and a member of our board of directors since August 1992. Mr. Pinkerton also served as our President from our inception in 1992 until November 2005. In December 2001, Mr. Pinkerton was appointed Chairman of the Board. Prior to founding Active Power, Mr. Pinkerton was a principal with FRC, a private research and development company. Pinkerton holds a B.A. in Physics from Albion College, in association with Columbia University.

Other Directors

Set forth below is information concerning our other directors whose term of office continues after this Annual Meeting.

Class I Directors Whose Terms Expire at the 2007 Annual Meeting of Stockholders

Richard E. Anderson, 41, has served as a member of our Board of Directors since July 1997. In 1992, Mr. Anderson co-founded Hill Partners, Inc., a real estate development and investment company, where he currently serves as partner. Mr. Anderson holds a B.A. in economics from Southern Methodist University.

Rodney S. Bond, 61, has served as a member of our Board of Directors since September 1994. From October 2000 to the present, Mr. Bond has served as a principal engaged in financial and strategic planning consulting at Sherman Partners. From May 1990 to October 2000, Mr. Bond served in various capacities, including as Chief Strategic Officer and Chief Financial Officer, with VTEL Corporation, a publicly traded digital video communications company. Mr. Bond holds a B.S. in metallurgical engineering from the University of Illinois and a M.B.A. from Northwestern University.

Benjamin L. Scott, 56, has served as a member of our Board of Directors since March 2002. Since May 2002, Mr. Scott has served as a Venture Partner with Austin Ventures, a venture capital firm. From January 2000 to May 2002, Mr. Scott served as a Venture Partner with Quadrant Management, a venture capital firm. From October 1997 to November 1999, Mr. Scott served as the Chairman and Chief Executive Officer of IXC Communications, a public provider of data and voice communications services that is now known as Broadwing Communications. Mr. Scott has served as a senior executive with AT&T, PrimeCo and Bell Atlantic. Mr. Scott also serves on the board of directors of several private companies and holds a B.S. in psychology from Virginia Polytechnic Institute and State University.

Class II Directors Whose Terms Expire at the 2008 Annual Meeting of Stockholders

Terrence L. Rock, 59, has served as a member of our Board of Directors since July 1997. Since 1996, Mr. Rock has served as a partner with CenterPoint Venture Partners, a venture capital firm. From 1983 to 1996, Mr. Rock worked for Convex Computer Corporation, a high performance computer company, holding various positions, including President and Vice President of Operations. Mr. Rock also serves on the board of directors of several private companies. Mr. Rock holds a B.S. in mechanical engineering from South Dakota School of Mines and Technology.

Jan H. Lindelow, 60, has served as a member of our Board of Directors since February 1998. From June 2001 to June 2002, Mr. Lindelow served as Vice President, Emerging Business Development at IBM Corporation. From May 1997 to May 2001, Mr. Lindelow served as Chairman and Chief Executive Officer of Tivoli Systems Inc., a division of IBM. From July 1994 to December 1995, Mr. Lindelow was President and COO of Symbol Technologies. From 1989 to June 1994, Mr. Lindelow worked in several senior executive positions at Asea Brown Boveri AG, a power and automation engineering company. Mr. Lindelow serves on the board of directors of Vignette Corporation, a publicly traded software company, and several other private companies. Mr. Lindelow holds an M.S. in electrical engineering from the Royal Institute of Technology in Stockholm, Sweden.

Board Committees and Meetings

In 2005, our Board of Directors held nine meetings and acted by written consent two times. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, a Special

Litigation Committee and a Special Stock Option Committee. The Board of Directors has adopted written charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, each of which is posted on our Internet website under the “Corporate Governance” link of our “Company” page at http://www.activepower.com. Each director attended or participated in 75% or more of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which such director served during 2005.

Audit Committee. The Audit Committee is responsible for the selection, retention and oversight of our independent auditors. In addition, the Audit Committee reports to the Board of Directors with regard to:

•	the scope of our annual audits and fees to be paid to auditors;

•	our compliance with legal and regulatory requirements;

•	the integrity of our financial statements and the compliance with our accounting and financial policies; and

•	management’s procedures and policies relative to the adequacy of our internal accounting controls.

The Audit Committee is further responsible to pre-approve all audit and non-audit services performed by our independent auditors. The members of the Audit Committee throughout 2005 and as of December 31, 2005 were Messrs. Bond, Anderson, Lindelow and Rock. For 2006, the Audit Committee members are Messrs. Bond, Lindelow and Rock. Mr. Bond serves as the Chairman of the Audit Committee. The Audit Committee held eight meetings during 2005. The board has determined that all members of the Audit Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc. The Board of Directors has determined that Mr. Bond is qualified as an “audit committee financial expert” under Item 401(h) of Regulation S-K.

Compensation Committee. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding our compensation policies and all forms of compensation to be provided to our directors, executive officers and certain other key employees. The Compensation Committee also manages the granting of stock options to new and existing employees. The Compensation Committee reviews bonus arrangements for all of our executive officers and assists the Special Stock Option Committee with the stock compensation for our new and existing employees. The Compensation Committee also administers our stock option and stock purchase plans. The members of the Compensation Committee during 2005 were Messrs. Almgren, Boston, Scott and Rock. Mr. Rock serves as the Chairman of the Compensation Committee. The Compensation Committee held one meeting during 2005 and acted by written consent two times. The Board of Directors has determined that all members of the Compensation Committee are “independent” as that term is defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market, Inc.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee was established in March 2005 to assist our Board of Directors in fulfilling its responsibilities for identifying qualified individuals to become members of the Board of Directors; determining the composition of the Board of Directors and its committees; monitoring the effectiveness of the Board of Directors and facilitating the measurement of the effectiveness of its committees; and developing, monitoring and evaluating sound corporate governance policies and procedures promoting honest and ethical conduct, including policies pertaining to the identification and treatment of conflicts of interest. The members of the Nominating and Corporate Governance Committee during 2005 were Messrs. Anderson, Bond and Scott, with Mr. Scott serving as its Chairman. The Nominating and Corporate Governance Committee held one meeting during fiscal 2005. The Board of Directors has determined that each member is an “independent director” as defined in Rule 4200(a)(15) of the Marketplace Rules of The NASDAQ Stock Market.

Special Litigation Committee. The Special Litigation Committee is a committee of our Board of Directors composed of Messrs. Bond and Scott that is responsible for keeping abreast of the company’s pending litigation, particularly as to the Magnex litigation which was resolved in 2004 and with respect to the Greenwich litigation which is described further under the heading “Certain Transactions” below and in our 2005 Annual Report on Form 10-K. The Special Litigation Committee meets with our General Counsel and outside law firms and legal advisors and is involved in assisting with strategic decisions regarding legal matters. During 2005, the special litigation did not hold any formal meetings. The Board of Directors anticipates the dissolution of this committee following the resolution of the Greenwich litigation.

Special Stock Option Committee. The Special Stock Option Committee is a subcommittee of our Compensation Committee composed of Mr. Pinkerton that approves grants of stock options from our 2000 Stock Incentive Plan to non-executive officers and employees. During 2005, the Special Stock Option Committee acted by written consent 12 times. The Special Stock Option Committee was dissolved at the February 3, 2006 meeting of our Board of Directors.

Independent Director Meetings

In January 2003, the independent members of our Board of Directors resolved to meet separately from the full Board of Directors and outside the presence of our management. The independent directors met nine times during 2005. Benjamin Scott served as the lead independent director in 2005 and shall serve in such position until he resigns from such position or until a replacement is elected or appointed. The independent members of our Board of Directors meet in conjunction with each regularly scheduled meeting of our Board of Directors and other sessions may be called by our “lead independent director” in his own discretion or at the request of the other independent directors.

Director Nominations

In March 2005, our Board of Directors created a Nominating and Corporate Governance Committee. This committee is responsible for, among other things, identifying potential director candidates. In evaluating potential director candidates, the Nominating and Corporate Governance Committee considers the appropriate balance of experience, skills and characteristics required of our Board of Directors and seeks to ensure that at least a majority of the directors are independent under the applicable Marketplace Rules of The NASDAQ Stock Market. The Nominating and Corporate Governance Committee selects director nominees based on their personal and professional integrity, depth and breadth of experience, ability to make independent analytical inquiries, understanding of our business, willingness to devote adequate attention and time to duties of our Board and such other criteria as is deemed relevant by the Nominating and Corporate Governance Committee. When considering potential director candidates, the Board of Directors also considers the candidate’s character, judgment, diversity, age, skills, including financial literacy, and experience in the context of the needs of Active Power and the Board of Directors.

In 2005, our Nominating and Corporate Governance Committee recommended and our full Board of Directors discussed potential candidates for our Board of Directors and the director nominees were selected by a majority of the independent directors meeting in executive session. All of the nominees recommended for election to the board at this Annual Meeting are directors standing for re-election.

In identifying potential director candidates, the Nominating and Corporate Governance Committee relies on any source available for the identification and recommendation of candidates, including current directors and officers. In addition, the Nominating and Corporate Governance Committee may engage a third party search firm to identify and recommend potential candidates. Finally, the Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. In 2005, we paid $55,011 to a third party to assist us in identifying or evaluating potential nominees for our Board of Directors.

Any stockholder wishing to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee as a potential candidate for submission to our stockholders at our 2007 annual meeting must provide written notice no later than November 27, 2006 to the Corporate Secretary at our principal executive offices located at 2128 W. Braker Lane, Braker 12, Austin, Texas 78758. Any such notice should clearly indicate that it is a recommendation of a director candidate by a stockholder and must set forth (i) the name, age, business address and residential address of the recommended candidate; (ii) the principal occupation or employment of such recommended candidate; (iii) the class and number of shares of our stock that are beneficially owned by such recommended candidate; (iv) a description of all understandings or arrangements between the stockholder and the recommended candidate and any other person or persons pursuant to which the recommendations are to be made by the stockholder; and (v) any other information relating to such recommended candidate that is required to be disclosed in solicitations of proxies for the election of directors. In addition, such notice must contain (i) a representation that the stockholder is a holder of record of our common stock entitled to vote at such meeting; (ii) the name and address, as they appear on our books, of the stockholder proposing such nomination; (iii) the class and number of shares of our common stock that are beneficially owned by such stockholder; (iv) any material interest of the stockholder in such recommendation; and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in such stockholder’s capacity as proponent of a stockholder proposal. Assuming that a stockholder recommendation contains the information required above, the Nominating and Corporate Governance Committee will evaluate a candidate recommended by a stockholder by following substantially the same process, and applying substantially the same criteria, as for candidates identified through other sources.

Stockholder Communications with the Board of Directors

The Board of Directors maintains a process for stockholders to communicate with the Board of Directors or with individual directors. Stockholders who wish to communicate with the Board of Directors or with individual directors should direct written correspondence to our Corporate Secretary at our principal executive offices located at 2128 W. Braker Lane, Braker 12, Austin, Texas 78758. Any such communication must contain (i) a representation that the stockholder is a holder of record of stock of the corporation, (ii) the name and address, as they appear on the corporation’s books, of the stockholder sending such communication, and (iii) the class and number of shares of Active Power that are beneficially owned by such stockholder. The Corporate Secretary will forward such communications to the Board of Directors or the specified individual director to whom the communication is directed unless such communication is unduly hostile, threatening, illegal or similarly inappropriate, in which case the Corporate Secretary has the authority to discard the communication or to take appropriate legal action regarding such communication.

Code of Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors, employees and consultants. The Code of Business Conduct and Ethics is intended to comply with Item 406 of Regulation S-K of the Securities Exchange Act of 1934 and with applicable rules of The NASDAQ Stock Market, Inc. Our Code of Business Conduct and Ethics is posted on our Internet website under the “Corporate Governance” tab of our “Company” page. Our Internet website address is http://www.activepower.com.

Director Compensation and Indemnification Arrangements

Our Board of Directors met in January 2003 and modified the Board’s compensation arrangement to ensure that it was comparable with other similarly situated companies, and considered the increased time commitments required for service and the heightened scrutiny and responsibility of directors of publicly traded companies. Our Compensation Committee reviewed our current director compensation programs, but has determined that director compensation will not change for 2006. Our non-employee directors receive a fee of $7,500 per quarter for their service as a director. Additional cash compensation in the following annual amounts will be paid to board members in 2006:

•	Audit Committee participants ($10,000);

•	Audit Committee chairperson, in addition to Audit Committee participation compensation ($10,000);

•	Compensation and Nominating and Corporate Governance Committee participants ($5,000);

•	Compensation and Nominating and Corporate Governance Committee or other committee chairperson, excluding the Audit Committee, in addition to committee participation compensation ($2,500);

•	Special Litigation Committee participants ($2,500), with potential additional compensation based on amount of pending litigation; and

•	Lead Independent Director ($10,000).

In addition to the cash compensation, non-employee directors receive option grants at periodic intervals under the automatic option grant program of our 2000 Stock Incentive Plan. Non-employee and employee directors are also eligible to receive option grants under the discretionary option grant program of the Plan. Under the automatic option grant program, each individual who first becomes a non-employee board member receives an option grant to purchase 25,000 shares of common stock on the date such individual joins the Board of Directors. The initial automatic option grant is supplemented by a discretionary option grant to purchase 5,000 shares of common stock on the date such person joins the Board of Directors. In addition, on the date of each annual stockholders meeting, each non-employee director who continues to serve as a non-employee director is automatically granted an option to purchase 7,500 shares of common stock, provided such individual has served on the Board of Directors for at least six months. This annual automatic grant shall be supplemented by a discretionary option grant to purchase 7,500 shares of common stock on the date of such annual stockholders meeting hereafter. Under these programs, on the date of our 2005 Annual Meeting each of Messrs. Almgren, Anderson, Bond,

Lindelow, Rock and Scott received an option grant to purchase 15,000 shares of common stock at an exercise price of $2.60 per share, the closing sale price of our common stock on the date of our 2005 Annual Meeting. Upon his appointment to the Board of Directors in March 2005, Mr. Boston received an option grant to purchase 30,000 shares of common stock at an exercise price of $3.41 per share, the closing sale price of our common stock on the date Mr. Boston joined the Board of Directors. At the 2006 Annual Meeting, Messrs. Anderson, Bond, Lindelow, Rock and Scott and, assuming their re-election, Messrs. Almgren and Boston, will receive an option grant to purchase 15,000 shares of common stock at an exercise price equal to the closing sale price of our common stock on The NASDAQ National Market on such date. These options will vest in full on the one year anniversary of their grant date, based on the optionees continued service on our Board of Directors.

Our certificate of incorporation limits the liability of our directors to us or our stockholders for breaches of the directors’ fiduciary duties to the fullest extent permitted by Delaware law. In addition, our certificate of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by Delaware law. We also maintain directors’ and officers’ liability insurance and enter into indemnification agreements with all of our directors and executive officers.

Attendance at Annual Meetings

We encourage, but do not require, the members of our Board of Directors to attend our annual meetings. Seven of our eight directors attended the Annual Meeting of Stockholders held on April 29, 2005. One director attended our 2005 Annual Meeting via telephone.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the election of the director nominees listed above.

PROPOSAL TWO: RATIFICATION OF INDEPENDENT AUDITORS

The Audit Committee of our Board of Directors appointed the firm of Ernst & Young LLP, independent auditors for the fiscal year ended December 31, 2006. The Audit Committee is asking the stockholders to ratify this appointment. The affirmative vote of a majority of the shares represented and voting at the Annual Meeting is required to ratify the selection of Ernst & Young LLP. Ernst & Young LLP served in this capacity for each of our audits since becoming a publicly traded company in 2000.

In the event the stockholders fail to ratify the appointment, our Audit Committee will reconsider its selection. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent auditing firm at any time during the year if the Audit Committee believes that such a change would be in the best interests of the company and our stockholders.

A representative of Ernst & Young LLP is expected to be present at the Annual Meeting, and will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.

Fees billed to Active Power by Ernst & Young LLP for Fiscal 2005 and 2004

The following table presents fees for professional services rendered by Ernst & Young LLP and billed to us for the audit of the company’s annual financial statements for the years ended December 31, 2005 and 2004, and fees for other services billed by Ernst & Young LLP during those periods:

Fees	2005	2004
Audit fees	$472,500	$654,008
Audit-related fees	17,288	20,829
Tax fees	24,920	32,880
All other fees	250	0

Total	$514,958	$707,717

Audit Fees. Annual audit fees relate to services rendered in connection with the audit of the annual financial statements included in our Form 10-K, the quarterly reviews of financial statements included in our Forms 10-Q filings, Form S-8 consent procedures and audit and testing of the company’s internal controls in accordance with Section 404 of the Sarbanes-Oxley Act of 2002. Active Power was first required to comply with Section 404 for its fiscal year ending December 31, 2004. The numbers for 2004 are restated from last year’s disclosure due to the receipt of invoices and payment for services relating to the 2004 fiscal year after the filing of last year’s proxy statement. Beginning with this proxy statement we will attribute audit fees billed by our auditors to the audit year for which they were incurred.

Audit-Related Fees. Audit-related services include fees for consultations concerning financial accounting and reporting matters. Audit-related fees are disclosed as those audit-related fees paid during the specified fiscal year.

Tax Fees. Tax services include fees for tax compliance, tax advice and tax planning. Tax fees are disclosed as those tax fees paid during the specified fiscal year.

All Other Fees. There were nominal other fees in 2005.

Pre-Approval Policies

The Audit Committee pre-approves all audit and non-audit services provided by our independent auditors prior to the engagement of the independent auditors with respect to such services. The Chairman of the Audit Committee has the authority to approve any additional audit services and permissible non-audit services, provided the Chairman informs the Audit Committee of such approval at its next regularly scheduled meeting. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Recommendation of the Board of Directors

Our Board of Directors recommends that the stockholders vote FOR the ratification of the selection of Ernst & Young LLP to serve as our independent auditors for the fiscal year ending December 31, 2006.

PROPOSAL THREE: AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Our Board of Directors has approved an Amendment to our Amended and Restated Certificate of Incorporation in the form set forth as Appendix A, in order to amend Article IV of our Amended and Restated Certificate of Incorporation to:

•	Increase the authorized shares of common stock from 60,000,000 to 150,000,000;

•	Decrease the authorized shares of preferred stock from 10,420,000 to 10,000,000; and

•

Eliminate certain currently inoperative provisions in Article IV of our existing Amended and Restated Certificate of Incorporation which set forth the rights, preferences and privileges of certain series of our preferred stock that were outstanding prior to our initial public offering of shares of common stock in August 2000 but which were either converted into shares of our common stock in connection with our initial public offering or were repurchased by us and, therefore, are no longer issued and outstanding.

As of March 6, 2006, we had 49,327,630 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. We had an additional 6,638,936 shares of common stock issuable upon exercise of outstanding options or reserved for issuance under our 2000 Stock Incentive Plan. 400,000 shares of our preferred stock are designated as Series A Junior Participating Preferred Stock pursuant to the Certificate of Designation of Series A Junior Participating Preferred Stock of Active Power we filed with the Secretary of State of Delaware on December 18, 2001. We authorized this Series A Junior Participating Preferred Stock in connection with our Stockholder Rights Plan. The remaining undesignated shares of preferred stock may be issued from time to time in one or more series with such rights, preferences and privileges as may be determined by the Board of Directors.

Purpose of the Proposed Amendment

Increase in Authorized Common Stock. This proposed increase in authorized shares of common stock will provide the Board of Directors with the authority, without further action of the stockholders, to issue shares of common stock from time to time as the Board of Directors deems necessary. The Board believes it is necessary to have the ability to issues such additional shares of common stock for general corporate purposes. Potential uses of the additional authorized shares may include transactions such as equity financings, acquisition transactions, stock dividends and distributions, in each without further action by the stockholders, unless such stockholder action is specifically required by applicable law or the rules of the NASDAQ National Market or any stock exchange on which our securities may then be traded or listed. The Board of Directors believes that it is in the best interests of Active Power and its stockholders at this time to increase the number of authorized shares of its common stock. No such transactions are currently under consideration by the Board of Directors.

Our stockholders do not generally have preemptive rights with respect to future issuances of additional shares of common stock, which means that current stockholders do not have a prior right to purchase any new issuance of common stock of the Company in order to maintain their proportionate ownership interest. As a result, the issuance of a significant amount of additional shares of common stock (other than as the result of a stock split or other pro rata distribution to stockholders) would result in a significant dilution of the beneficial ownership interests and/or voting power of each of our existing stockholders who do not purchase additional shares to maintain his or her pro rata ownership interest. As additional shares are issued, the shares owned by our existing stockholders will represent a smaller percentage ownership interest in Active Power. In addition, the issuance of additional shares of our common stock could result in a decrease in the trading price of our common stock, depending on the price at which such shares are issued.

Decrease in Authorized Preferred Stock. The proposed decrease in the authorized shares of preferred stock from 10,420,000 shares to 10,000,000 shares is due to our repurchase of the 420,000 shares of “1992 Preferred Stock” in December 2001. After this repurchase, no shares of 1992 Preferred Stock remained outstanding. The remaining undesignated shares of preferred stock may be issued from time to time in one or more series with such rights, preferences and privileges as may be determined by the Board of Directors.

Technical Amendments. The proposed amendment of Article IV of our Amended and Restated Certificate of Incorporation would also eliminate the provisions relating to the designation of the rights, preferences and privileges of the shares of preferred stock that were outstanding prior to our initial public offering, all of which were converted into shares of common stock in connection with our initial public offering and are no longer outstanding. The purpose of this amendment is merely to eliminate the currently inoperative provisions and streamline our certificate of incorporation by removing these lengthy and complicated provisions that no longer have any effect.

Possible Anti-Takeover Effects of the Proposal

Our Board of Directors does not intend or view the proposed increase in the number of authorized shares of its common stock as an anti-takeover measure, but rather, as a means of providing greater flexibility to the Board of Directors, as indicated above. Nevertheless, the proposed increase in the authorized shares could enable the Board of Directors to issue additional shares to render more difficult or discourage an attempt by another person or entity to obtain control of Active Power, even if the holders of the common stock deem such acquisition of control of Active Power to be in their best interests. The issuance of additional shares of common stock in a public or private sale, merger or similar transaction would increase the number of outstanding shares and thereby could dilute the proportionate interest of a party attempting to gain control of Active Power. As of the date of this proxy statement, the Board of Directors and management are not aware of any attempt or plan to take over or acquire Active Power or our common stock, and the proposal to increase the authorized shares of common stock was not prompted by any specific takeover or acquisition effort or threat. Other than this proposed amendment of our Amended and Restated Certificate of Incorporation, the Board of Directors does not currently contemplate recommending the adoption of any other proposals or amendments to our Amended and Restated Certificate of Incorporation that could be construed to affect the ability of third parties to take over or change the control of Active Power.

Recommendation of the Board of Directors

The Board of Directors recommends a vote FOR approval of the amendment to our existing Certificate of Incorporation in the form of the Amendment to the Amended and Restated Certificate of Incorporation attached as Annex A hereto.

Vote Required

Approval of the proposed amendment to our existing Amended and Restated Certificate of Incorporation requires the affirmative vote of the holders of at least a majority of the outstanding shares of common stock.

OTHER MATTERS

We know of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy.

OWNERSHIP OF SECURITIES

The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of March 6, 2006 (unless otherwise indicated), by:

•	each person known by us to be a beneficial owner of five percent (5%) or more of our common stock;

•	each current director, including each director who is a nominee for election as a director;

•	each executive officer named in the summary compensation table of the Executive Compensation and Other Information section of this proxy statement; and

•	all current directors and executive officers as a group.

Our common stock is the only class of voting securities outstanding. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated in the notes following the table, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The percentage of beneficial ownership is based on 49,327,630 shares of common stock outstanding as of March 6, 2006. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days following March 6, 2006 are deemed outstanding. However, these shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person or entity.

Beneficial Owner	Shares Beneficially Owned	Percentage of Shares Beneficially Owned
Executive Officers and Directors:
Joseph F. Pinkerton, III	5,755,435	11.5%
Jim Clishem	525,000	1.0
John K. Penver	195,000	*
David S. Gino	434,989	*
Sriram Sivaram	553,916	*
Ake Almgren	62,500	*
Richard E. Anderson	449,009	*
Rodney S. Bond	110,220	*
Brad Boston	30,000	*
Jan H. Lindelow	160,000	*
Terrence L. Rock	150,087	*
Benjamin L. Scott	120,000	*
All current directors and executive officers as a group (12 persons)	8,546,156	17.3
Other 5% stockholders:
Sound Energy Partners, Inc.	4,049,468	8.2
Merrill Lynch & Co., Inc.	3,774,357	7.7
Dawson Herman Capital Management Inc.	3,474,530	7.0
Dimensional Fund Advisors, Inc.	2,994,917	6.1

*	Less than one percent of the outstanding common stock

Notes Regarding Beneficial Ownership Table:

•	The address for all officers and directors is c/o Active Power, Inc., 2128 W. Braker Lane, Braker 12, Austin, Texas 78758.

•

Joseph F. Pinkerton, III. Includes immediately exercisable options to purchase 703,000 shares of common stock, 379,875 of which were vested as of March 6, 2006. 3,750,000 of the shares indicated as owned by Mr. Pinkerton are held by CJP Partners, Ltd., a limited partnership in which CJP Management, L.L.C. is the sole general partner and Mr. Pinkerton and his spouse are the sole limited partners. In addition, 931,194 of the shares indicated as owned by Mr. Pinkerton are held by four Grantor Retained Annuity Trusts of which Mr. Pinkerton serves as trustee for two of the trusts and his spouse serves as trustee for the other two trusts. All four trusts are for the benefit of Mr. Pinkerton’s minor children. Mr. Pinkerton disclaims beneficial ownership of the 931,194 shares held by the trusts.

•

Jim Clishem. Includes immediately exercisable options to purchase 425,000 shares of common stock, 15,625 of which were vested as of March 6, 2006. 100,000 of the shares indicated as owned by Mr. Clishem are in the form of restricted common stock issued to Mr. Clishem on March 10, 2006, as to 50,000 of which the restriction shall be removed on November 4, 2006. The restriction on the other 50,000 shares of common stock shall be removed upon the completion of certain corporate objectives determined by the Compensation Committee of the Board of Directors in its sole discretion. Mr. Clishem was hired in June 2005 as our Vice President of Business Development and was promoted to be our President and Chief Operating Officer in November 2005.

•

David S. Gino. Mr. Gino resigned from his position of Chief Operating Officer and Chief Financial Officer in March 2005. Mr. Gino’s share ownership is based on our most recent knowledge of his holdings after due inquiry.

•

Sriram Sivaram. These shares include immediately exercisable options to purchase 470,000 shares of common stock, 276,875 of which were vested as of March 6, 2006. Mr. Sivaram resigned as our Vice President of Sales and Service effective on January 31, 2006, but is serving as a consultant to us and will continue to vest in his options through June 30, 2006.

•

John K. Penver. These shares include immediately exercisable options to purchase 195,000 shares of common stock, 27,500 of which were vested as of March 6, 2006. Mr. Penver began his employment with us on February 28, 2005.

•	Ake Almgren. Includes immediately exercisable options to purchase 45,000 shares of common stock, 10,000 of which were vested as of March 6, 2006.

•

Richard E. Anderson. 93,800 shares indicated as owned by Mr. Anderson are included because of his association with Rita Investments. These shares also include 46,116 shares owned by Mr. Anderson’s spouse. These shares further include immediately exercisable options to purchase 45,000 shares of common stock, 30,000 of which were vested as of March 6, 2006.

•	Rodney S. Bond. Includes immediately exercisable options to purchase 87,000 shares of common stock, 72,000 of which were vested as of March 6, 2006.

•	Brad Boston. Includes immediately exercisable options to purchase 30,000 shares of common stock, 0 of which were vested as of March 6, 2006.

•	Jan H. Lindelow. Includes immediately exercisable options to purchase 60,000 shares of common stock, 45,000 of which were vested as of March 6, 2006.

•	Terrence L. Rock. Includes immediately exercisable options to purchase 45,000 shares of common stock, 30,000 of which were vested as of March 6, 2006.

•	Benjamin L. Scott. Includes immediately exercisable options to purchase 55,000 shares of common stock, 40,000 of which were vested as of March 6, 2006.

•

Sound Energy Partners, Inc. Pursuant to a Schedule 13G dated February 9, 2006, as filed with the Securities and Exchange Commission, Sound Energy Partners, Inc. reported that it had shared voting power and shared dispositive power over 4,049,468 shares of common stock as of December 31, 2005 and that its address is 354 Pequot Avenue, Southport, Connecticut 06890.

•

Merrill Lynch & Co., Inc. Pursuant to a Schedule 13G dated February 8, 2006, as filed with the Securities and Exchange Commission, Merrill Lynch & Co., Inc., on behalf of Merrill Lynch Investment Managers, reported that it had shared voting power and shared dispositive power over 3,774,357 shares of common stock as of December 31, 2005 and that its address is World Financial Center, North Tower, 250 Vesey Street, New York, NY 10381.

•

Dawson Herman Capital Management Inc. Pursuant to a Schedule 13G/A dated February 14, 2006, as filed with the Securities and Exchange Commission, Dawson Herman Capital Management Inc. reported that it had sole voting power and sole dispositive power over 3,474,530 shares of common stock as of December 31, 2005 and that its address is 354 Pequot Avenue, Southport, Connecticut 06890.

•

Dimensional Fund Advisors, Inc. Pursuant to a Schedule 13G/A dated February 1, 2006, as filed with the Securities and Exchange Commission, Dimensional Fund Advisors, Inc. reported that it had sole voting power and sole dispositive power over 2,994,917 shares of common stock as of December 31, 2005 and that its address is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401.

CERTAIN TRANSACTIONS

Employment and consulting agreements.

David Gino. On January 26, 2005 we entered into an agreement with David Gino, then our Chief Operating Officer and Chief Financial Officer, wherein we agreed to set the period in which Mr. Gino could exercise options to purchase an aggregate of 198,000 shares of Active Power common stock at exercise prices ranging from $1.22 to $20.00 per share until January 30, 2006. In exchange for setting the exercise period for these options, Mr. Gino agreed to continue his employment with us through the completion of certain financial reporting events, including the filing of our 2004 Annual Report on Form 10-K.

Jim Clishem. In connection with our promotion of Jim Clishem to be our President and Chief Operating Officer on November 4, 2005, we entered into a letter agreement with Mr. Clishem relating to the terms of his employment, which sets forth the following terms:

•	Annualized salary of $250,000;

•	An bonus target that represents up to 100% of the annualized salary;

•	300,000 option shares to vest over four years of continued employment with Active Power;

•

50,000 shares of common stock to be issued in 2006 for a purchase price of $0.001 per share, for an aggregate payment of $50. The shares will be subject to a lock-up agreement prohibiting their sale or transfer for a period of one year after Mr. Clishem’s promotion. We will have the right to repurchase these shares for $0.001 per share for a period of one year from the date of the agreement in the event of Mr. Clishem terminating his employment or his employment is terminated by us for cause. This repurchase right will lapse upon the consummation of a change of control (as defined in the agreement) of Active Power.

•

50,000 shares of common stock to be issued in 2006 for a purchase price of $0.001 per share, for an aggregate payment of $50. The shares will be subject to a lock-up agreement prohibiting their sale or transfer for a period of one year after Mr. Clishem’s promotion. We will have the right to repurchase these shares for $0.001 per share for a period of one year from the date of the agreement if (i) Mr. Clishem terminates his employment or such employment is terminated by us for cause or (ii) Mr. Clishem fails to meet certain company objectives which shall be determined and agreed on by Mr. Clishem, our Compensation Committee and Chief Executive Officer for 2006. This repurchase right will lapse upon the consummation of a change of control (as defined in the agreement) of Active Power.

Sriram Sivaram. On November 7, 2005, we entered into an agreement with Sriram Sivaram, then our Vice President of Sales and Marketing, pursuant to which we agreed to pay Mr. Sivaram a severance payment in the event his employment with Active Power is terminated by us other than for cause prior to November 7, 2006, pursuant to which we would pay Mr. Sivaram his salary through November 7, 2006. Mr. Sivaram resigned from his position, effective January 31, 2006, and was not entitled to this severance payment.

On November 22, 2005, we entered into another agreement with Mr. Sivaram, then our Vice President of Sales and Service, that sets forth the terms and conditions of Mr. Sivaram’s resignation from his position with Active Power. Pursuant to this November 22, 2005 letter agreement, Mr. Sivaram agreed that his resignation would be effective on January 31, 2006 and that he would remain as a consultant to us through June 30, 2006 to help with the transition of his responsibilities in the sales department. Mr. Sivaram also agreed to generally release us from any and all claims he has or may have against us. We agreed to pay Mr. Sivaram an amount coincident with his achievement of certain objectives relating to our sales department.

Agreements with directors and officers.

Greenwich litigation. In connection with the Greenwich litigation described in Part I, Item 3. Legal Proceedings in our 2005 Annual Report on Form 10-K, pursuant to which we are seeking coverage under our insurance policy with Greenwich Insurance Company for expenses incurred in connection with the Magnex litigation that we settled in 2004, we have agreed that in the event of any recovery in the lawsuit we have filed against Greenwich, we will first be reimbursed for our legal expenses related to the Greenwich lawsuit. Any additional recovery up to $1.22 million will next be paid to Mr. Pinkerton as reimbursement for his settlement expense in the Magnex lawsuit. We will retain any recovery beyond that amount. In the event we do not recover any amount in this action, we have no obligation to pay Mr. Pinkerton any amount relating to either the Magnex lawsuit or the Greenwich lawsuit.

Registration rights. According to the terms of an investors’ rights agreement among us, investors who purchased shares of our preferred stock in financings prior to our initial public offering, and Joseph F. Pinkerton, III, Mr. Pinkerton may require us to file a registration statement under the Securities Act of 1933 with respect to the resale of shares of our common stock held by him. We are not required to effect more than two of these demand registrations. Mr. Pinkerton may require us to file an unlimited number of registration statements on Form S-3 with respect to their shares of common stock.

Additionally, Mr. Pinkerton, has piggyback registration rights with respect to future registration of our shares of common stock under the Securities Act. If we propose to register any shares of common stock under the Securities Act, Mr. Pinkerton is entitled to receive notice of such registration and is entitled to include his shares in the registration.

If we are eligible to file a registration statement on Form S-3 under the Securities Act, Mr. Pinkerton may also require us to file up to six registration statements on Form S-3 with respect to his shares of common stock, resulting in an aggregate offering of at least $500,000 on each registration statement on Form S-3. We are not required to file more than one registration statement on Form S-3 in any one six-month period.

These registration rights are subject to conditions and limitations, including the right of the underwriters of an offering to limit the number of shares of common stock to be included in the registration. We are generally required to bear all of the expenses of all registrations under the investors’ rights agreement, except underwriting discounts and commissions incurred by the selling stockholders. The investors’ rights agreement also contains our commitment to indemnify the holders of registration rights for losses they incur in connection with registrations under the agreement. Registration of any of the shares of common stock held by security holders with registration rights would result in those shares becoming freely tradeable without restriction under the Securities Act. These registration rights terminate at such time as Mr. Pinkerton (i) holds less than 3% of the fully diluted shares of our common stock and (ii) is eligible to dispose of all his shares pursuant to Rule 144(k).

Stock options granted to executive officers and directors.

For more information regarding the grant of stock options to executive officers and directors in 2005, please see “Director Compensation and Indemnification Arrangements” above and “Option Grants in 2005” below.

Termination of employment and change in control arrangements. For information regarding the employment agreements we have with Joseph F. Pinkerton, III, Jim Clishem and John K. Penver, please see “Employment Contracts, Termination of Employment and Change in Control Agreements” below.

Real estate landlord services. We lease some of our office space from landlords who have since sold that property to Hill Partners. Some or all of our lease payments are now paid directly to Hill Partners. One of our directors, Dick Anderson, is a partner of Hill Partners. The amount paid to Hill Partners as our landlord in 2005 was $15,085.

Indemnification and insurance. Our bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law. We have entered into indemnification agreements with all of our directors and officers and have purchased directors’ and officers’ liability insurance. In addition, our certificate of incorporation limits the personal liability of our board members for breaches of their fiduciary duties.

No loans to officers or directors. We currently have no outstanding loans to any officers or directors. Furthermore, our board of directors has resolved that we shall not offer or provide any loans to any officer or director of the company.

AUDIT COMMITTEE REPORT

The Audit Committee reports as follows with respect to the audit of our fiscal 2005 audited financial statements:

Management is responsible for Active Power’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of Active Power’s financial statements and internal controls in accordance with U.S. generally accepted auditing standards and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent auditors. Management represented to the Audit Committee that Active Power’s financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the financial statements with management and the independent auditors. The Audit Committee has also met and held discussions with management and the independent auditors regarding Active Power’s internal controls. Management provided the Audit Committee management’s assessment of the Company’s internal controls, and the Audit Committee has reviewed and discussed the internal controls with management and the independent auditors. The Audit Committee discussed with the independent auditors matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

Active Power’s independent auditors also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent auditors that firm’s independence and considered the compatibility of non-audit services with the independent auditors’ independence.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the reports of the independent auditors to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited financial statements and assessment of internal controls in Active Power’s Annual Report on Form 10-K for the year ended December 31, 2005 filed with the Securities and Exchange Commission.

Submitted by the Audit Committee of the Board of Directors:

Rodney S. Bond (Chair)
Richard E. Anderson
Jan H. Lindelow
Terrence L. Rock

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation

The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of the other most highly compensated executive officers whose salary and bonus for 2005 was in excess of $100,000, for services rendered in all capacities to the company for the fiscal years ended December 31, 2003, 2004 and 2005. No executive officer who would have otherwise been includable in such table on the basis of salary and bonus earned in 2005 has been excluded by reason of his or her termination of employment or change in executive status during 2005.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Annual Compensation			Long-Term Compensation Awards	All Other Compensation ($)
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options (#)
Joseph F. Pinkerton, III	2005	270,143	50,000	—	127,500	—
Chairman of the Board and	2004	270,169	50,000	—	127,500	—
Chief Executive Officer	2003	270,417	50,000	—	127,500	—
Jim Clishem (1)	2005	114,708	—	—	425,000	7,963	(2)
President and Chief Operating Officer
John K. Penver (3)	2005	142,927	—	—	110,000	—
Chief Financial Officer, Vice President of Finance, Secretary and Treasurer
Sriram Sivaram (4)	2005	208,000	75,000		85,000	—
Vice President of Sales & Marketing	2004	198,291	40,000	—	85,000	—
	2003	179,258	40,000	—	190,000	78,258	(2)
David S. Gino (5)	2005	60,494	40,000		—	—
Chief Operating Officer, Vice	2004	229,358	40,000	—	85,000	—
President, Chief Financial Officer,	2003	229,624	40,000	—	85,000	—
Secretary and Treasurer

(1)	Mr. Clishem was hired as our Vice President of Business Development effective June 6, 2005. On November 4, 2005, Mr. Clishem was named our President and Chief Operating Officer.
(2)	Moving and relocation expenses.
(3)	Mr. Penver was hired as our Chief Financial Officer, Vice President of Finance, Secretary and Treasurer effective February 28, 2005.
(4)	Mr. Sivaram served as our Vice President of Sales, Marketing and Service since May 2003. Mr. Sivaram resigned from his employment with Active Power effective January 31, 2006.
(5)	Mr. Gino resigned from his position as Chief Operating Officer and Chief Financial Officer in March 2005.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

The following table provides information concerning individual grants of stock options made during 2005 to each of our executive officers named in the Summary Compensation Table. We have never granted any stock appreciation rights. Unless otherwise indicated, the exercise prices represent the fair market value of the common stock on the grant date.

The amounts shown as potential realizable value represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These amounts represent certain assumed rates of appreciation in the value of our common stock. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future price of our common stock. The potential realizable value is calculated based on the ten-year term of the option at its time of grant. It is calculated based on the assumption that our common stock appreciates at the indicated annual rate compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Actual gains, if any, on stock option exercises depend on the future performance of our common stock. The amounts reflected in the table may not necessarily be achieved.

We granted these options under our 2000 Stock Incentive Plan. Each option has a maximum term of ten years, subject to earlier termination if the optionee’s services are terminated. The percentage of total options granted to our employees in the last fiscal year is based on options to purchase an aggregate of 2,257,500 shares of common stock granted during 2005. The following table sets forth information concerning the individual grants of stock options to each of our named executive officers in 2005.

OPTION GRANTS IN 2005

	Individual Grants
Name	Number of Securities Underlying Options Granted(#)(1)	Percent of Total Options Granted to Employees in Fiscal 2005(%)	Exercise Price Per Share(2)	Expiration Date	Potential Realizable Value of Assumed Annual Rates of Stock Price Appreciation for Option Term
					5%($)	10%($)
Joseph F. Pinkerton, III	127,500	5.6	$3.24	02/13/2015	259,797	658,375
Jim Clishem	125,000	5.5	$2.68	06/05/2015	210,680	533,904
	300,000	13.3	$3.34	11/09/2015	630,153	1,596,930
John K. Penver	110,000	4.9	$3.78	02/27/2015	261,495	662,678
Sriram Sivaram (3)	85,000	3.8	$3.24	02/13/2015	173,198	438,917
David S. Gino (4)	—	—	—		—	—

(1)

Unless otherwise noted, 25% of the shares vest after one year of service from the date of the grant, and the remaining options vest in 12 equal quarterly installments thereafter. Each option expires on the earlier of ten years from the date of grant or within a specified period following termination of the optionee’s employment with us.

(2)

The exercise price may be paid in cash or shares of our common stock valued at fair market value on the exercise date. Alternatively, the option may be exercised through a cashless exercise procedure. Outstanding options will become exercisable on an accelerated basis if we are acquired and (i) such options are not assumed and continued in full force and effect; (ii) such options are not replaced with a cash incentive plan that preserves the option spread existing at the time of the change in control; or (iii) if acceleration of the option is subject to other limitations imposed by the plan administrator in the option agreement.

(3)

Mr. Sivaram resigned from his employment with Active Power effective January 31, 2006 but has agreed to continue to serve as a consultant to us through June 30, 2006. Mr. Sivaram’s options will continue to vest through June 30, 2006.

(4)	Mr. Gino resigned from his position as Chief Operating Officer and Chief Financial Officer in March 2005.

Aggregated Option Exercises and Fiscal Year-End Option Values

The following table provides information about stock options exercised in 2005 and options held as of December 31, 2005 by each of our executive officers named in the Summary Compensation Table. We have never issued any stock appreciation rights. Actual gains on exercise, if any, will depend on the value of our common stock on the date on which the shares are sold.

FISCAL 2005 OPTION VALUES

	Shares Acquired On Exercise (#)	Value Realized($)(1)	Number of Securities Underlying Unexercised Options At December 31, 2005(#)(2)		Value of Unexercised In-the-money Options At December 31, 2005($)(2)(3)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph F. Pinkerton, III	—	—	354,562	248,438	302,530	228,845
Jim Clishem	—	—	15,625	409,375	18,281	280,969
John K. Penver	—	—	20,625	89,375	1,444	6,256
Sriram Sivaram (4)	—	—	238,437	231,563	510,522	328,178
David S. Gino (5)	43,011	103,657	198,000	0	150,050	0

(1)

The value realized of shares acquired on exercise was determined by subtracting the exercise price from the fair market value of the common stock on the exercise date multiplied by the number of shares acquired on exercise.

(2)

Options granted under our 2000 Stock Incentive Plan and its predecessor plan are immediately exercisable. “Exercisable” refers to those options which were both exercisable and vested, while “Unexercisable” refers to those options which were unvested.

(3)

Value is determined by subtracting the exercise price from the fair market value of our common stock at December 30, 2005 ($3.85 per share based upon the closing sale price of our common stock on The NASDAQ National Market on such date) and multiplying by the number of shares underlying the options.

(4)	Mr. Sivaram resigned from his employment with Active Power effective January 31, 2006 but has agreed to continue to serve as a consultant to us through June 30, 2006.
(5)	Mr. Gino resigned as our Chief Operating Officer and Chief Financial Officer in March 2005. .

Employment Contracts, Termination of Employment and Change in Control Arrangements

We have a termination of employment and change in control arrangement in place with Joseph F. Pinkerton, III. Mr. Pinkerton will receive six months of severance pay if he is terminated without cause, which would result in a severance payment of $137,500 based on Mr. Pinkerton’s current salary. Additionally, if after six months of an inability to perform his duties due to a permanent disability Mr. Pinkerton is terminated, he will receive three months of severance pay, which would result in a severance payment of $68,750 based on Mr. Pinkerton’s current salary.

We have a change in control arrangement in place with Jim Clishem. Upon a change in corporate control that results in a significant reduction in his role and/or responsibility within 12 months of the change in corporate control, our repurchase rights in 100,000 shares of restricted stock granted to Mr. Clishem will lapse.

We have a change in control arrangement in place with John K. Penver. Upon a change in corporate control that results in a significant reduction in his role and/or responsibility within 12 months of the change in corporate control Mr. Penver will receive four months of severance pay, which would result in a severance payment of $61,667 based on Mr. Penver’s current salary. Additionally, up to 75% of his originally granted 110,000 options will accelerate and vest immediately upon a change in control, to the extent not already vested.

Our 2000 Stock Incentive Plan, which governs the options granted to the named executive officers, includes the following change in control provisions, which may result in the accelerated vesting of outstanding option grants and stock issuances:

•

In the event that we are acquired by merger or asset sale or board-approved sale by the stockholders of more than 50% of our outstanding voting stock, each outstanding option under the discretionary option grant program which is not to be assumed by the successor corporation or otherwise continued in effect will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent our repurchase rights with respect to those shares are to be assigned to the successor corporation or otherwise continued in effect.

•

The compensation committee will have complete discretion to grant one or more options that will become exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee’s service with us, or the acquiring entity, is subsequently involuntarily terminated. The vesting of any outstanding shares under our 2000 plan may be accelerated upon similar terms and conditions.

•

The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a hostile take-over effected through a successful tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. Such accelerated vesting may occur either at the time of such transaction or upon the subsequent termination of the optionee’s services.

•

The options currently outstanding under our 1993 Stock Option/Stock Issuance Plan, which was succeeded by the 2000 plan, will immediately vest in the event we are acquired by merger or asset sale, unless those options are assumed by the acquiring entity or our repurchase rights with respect to any unvested shares subject to those options are assigned to such entity. If the options are so assumed by the acquiring entity and our repurchase rights are so assigned to such entity, then no accelerated vesting will occur at the time of the acquisition but the options will accelerate and vest in full upon an involuntary termination of the optionee’s employment within 18 months following the acquisition.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. Our compensation committee currently consists of Messrs. Almgren, Boston, Rock and Scott, none of whom currently serves or has previously served as an officer or employee of Active Power.

Equity Compensation Plan Information

The following table provides information as of December 31, 2005 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

	A		B	C
Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options		Weighted Average Exercise Price of Outstanding Options	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column A)
Equity Compensation Plans Approved by Shareholders (1)	6,277,316	(2)	$4.55	1,794,877	(3)
Equity Compensation Plans Not Approved by Shareholders	—		—	—

Total	6,277,316	(2)	$4.55	1,794,877	(3)

(1)	Consists of the 1993 and 2000 Stock Incentive Plans and the 2000 Employee Stock Purchase Plan.
(2)

Excludes purchase rights accruing under the company’s 2000 Employee Stock Purchase Plan, which was terminated on February 3, 2006 with a remaining stockholder approved reserve of 937,238 shares. Under the 2000 Employee Stock Purchase Plan, until January 31, 2005, each eligible employee was able to purchase 5,400 shares of Common

Stock at semi-annual intervals on the last U.S. business day of January and July each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into the two-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date. From February 1, 2005 until January 31, 2006, each eligible employee was able to purchase 4,000 shares of Common Stock at semi-annual intervals on the last U.S. business day of January and July each year at a purchase price per share equal to 85% of the lower of (i) the closing selling price per share of Common Stock on the employee’s entry date into the one-year offering period in which that semi-annual purchase date occurs or (ii) the closing selling price per share on the semi-annual purchase date. The purchase price for the recently concluded one-year offering period was $3.15 per share, and the recently concluded one-year offering period lasted until January 31, 2006.

(3)

Consists of shares available for future issuance under the 2000 Employee Stock Purchase Plan and the 2000 Stock Incentive Plan. As of December 31, 2005, an aggregate of 937,238 shares of Common Stock were available for issuance under the 2000 Employee Stock Purchase Plan and 849,675 shares of Common Stock were available for issuance under the 2000 Stock Incentive Plan.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

It is the duty of the Compensation Committee to review and determine the salaries and bonuses of executive officers of Active Power and to establish the general compensation policies for such individuals. The compensation committee also has the sole and exclusive authority to make discretionary option grants to executive officers under our 2000 Stock Incentive Plan.

The Compensation Committee believes that the compensation programs for the company’s executive officers should reflect Active Power’s performance and the value created for Active Power’s stockholders, and to provide further incentive to create both long and short-term value for our stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the company and should reward individual contribution to Active Power’s success. Active Power is engaged in a very competitive industry dominated by many large companies, and the company’s success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

General compensation policy. The Compensation Committee’s policy is to provide the company’s executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer’s compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance; (ii) annual variable performance awards payable in cash and tied to the company’s achievement of annual financial, strategic and operational objectives in addition to individual contributions to these objectives; and (iii) long-term stock-based incentive awards designed to strengthen the mutual interest of Active Power’s executive officers and its stockholders.

Factors. The principal factors that were taken into account in establishing each executive officer’s compensation package for 2005 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future years.

Base salary. In setting base salaries, the Compensation Committee reviewed published compensation survey data for our industry. The base salary for each officer reflects the salary levels for comparable positions in the published surveys and the comparative group of companies, as well as the individual’s personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer’s base salary is adjusted each year on the basis of (i) the Compensation Committee’s evaluation of the officer’s personal performance for the year; (ii) the competitive marketplace for persons in comparable positions; and (iii) Active Power’s annual performance versus the objectives set forth at the beginning of the year.

Annual incentives. In setting variable compensation payment amounts to executive officers, the Compensation Committee looks to external market data to assemble competitive variable compensation levels in competitive companies and markets. The committee further established objective and subjective criteria for each executive officer and measured performance against these criteria. Based on the foregoing factors and the company’s performance in 2004, variable compensation was awarded in 2005 to our executive officers named in the Summary Compensation Table in the indicated amounts. In the first quarter of 2006, the Compensation Committee will review the executive officers’ performances against similar criteria established for 2005.

Long-term incentives. Generally, stock option grants are made annually by the Compensation Committee to each of the company’s executive officers. Each grant is designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage Active Power from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the company’s common stock at a fixed price per share (typically, the market price on the grant date) over a specified period of time (up to ten years). Each option becomes exercisable in a series of installments over a four-year period, contingent upon the officer’s continued employment with Active Power. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the company during the vesting period, and then only if the market price of the shares appreciates over the option term.

The size of the option grant to each executive officer is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual’s current position with the company, the individual’s personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The Compensation Committee also takes into account the number of unvested options held by the executive officer in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

In connection with the promotion of Jim Clishem as our President in November 2005, the Compensation Committee determined that a portion of Mr. Clishem’s compensation would be in the form of 100,000 shares of restricted common stock, that would be issued in 2006 following the filing of Active Power’s Annual Report on Form 10-K. The Compensation Committee determined that a portion of Mr. Clishem’s restricted stock grant would vest upon Mr. Clishem’s continued employment with Active Power and a portion would vest at the sole discretion of the Compensation Committee. The Compensation Committee utilized restricted stock as a means to increase the equity ownership position of Mr. Clishem and also in conjunction with a company-wide goal of reducing the number of stock options granted due to the financial impact of stock options under the new accounting standards. In 2006 the Compensation Committee will continue to evaluate the use of restricted stock as a portion of executive compensation.

CEO compensation. In setting the total compensation payable to our Chief Executive Officer, Joseph F. Pinkerton III, in 2005, the Compensation Committee took into consideration Mr. Pinkerton’s prior accomplishments and strategic leadership in our industry and also sought to make that compensation competitive with the compensation paid to the chief executive officers of comparable companies. Additionally, the Compensation Committee looked at Active Power’s performance and stock price appreciation for a significant percentage of his total compensation.

Employee stock purchase plan. In 2005, we maintained an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits substantially all of our U.S. employees to purchase shares of our common stock. Participating employees may purchase our common stock at a purchase price equal to 85% of the lower of the fair market value of our common stock at the beginning of an offering period or on the exercise date. Employees could designate up to 15% of their base compensation for the purchase of our common stock under this plan. Active Power’s executive officers are eligible to participate in this program, subject to any applicable tax laws. Effective February 1, 2005, our Board of Directors amended our employee stock purchase plan to (i) reduce our current two year offering period to one year; (ii) reduce the maximum number of shares any individual participant may purchase in any semi-annual purchase period from 5,400 share to 4,000 shares; and (iii) reduce the maximum dollar amount of shares any individual participant may purchase during any calendar year from $25,000 to $20,000. These amendments were made to make the terms of our employee stock purchase plan consistent with those of plans offered by comparable companies, reduce the dilutive effect of this plan to our stockholders and mitigate the effect of non-cash charges to our income statement. Effective February 1, 2006, our Board of Directors terminated our Employee Stock Purchase Plan because the requirement of recording compensation expense in our income statement from this plan as a result of the adoption of a new accounting standard SFAS No. 123R “Stock Based Compensation” would be significantly detrimental to Active Power’s financial results.

Retirement plans. We maintain a plan that complies with the provisions of Section 401(k) of the Internal Revenue Code. Substantially all U.S. employees are eligible to participate in this plan, and eligibility for participation commences upon hiring. We also maintain retirement plans for certain non-U.S. employees. Obligations under these plans are determined in accordance with local regulations and customs. Active Power’s executive officers are eligible to participate in this program, subject to any applicable tax laws.

Compliance with internal revenue code section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to compensation that is not considered to be performance-based. Active Power’ 2000 Stock Incentive Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Cash and other non-performance based compensation paid to Active Power’ executive officers for fiscal 2005 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the company’s executive officers will exceed that limit. Because it is unlikely that the cash compensation payable to any of the company’s executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the company’s executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the company’s performance and the interests of the company’s stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

Submitted by the Compensation Committee of the Board of Directors:

Terrence L. Rock (Chair)
Ake Almgren
Brad Boston
Benjamin L. Scott

Stock Performance Graph

The graph depicted below shows a comparison of cumulative total stockholder returns for an investment in our common stock, the NASDAQ Stock Market (U.S.) Index and a peer group of power technology companies having similar market capitalizations. Last year, we depicted a comparison of cumulative total stockholder returns with the CIBC Power Technology & Growth Index, which was made up of most of the companies used in the peer group. This index, however, is no longer published.

(1)

The “Power Tech Peer Group” consists of the following companies, all traded on The NASDAQ National Market: Active Power, Inc. (ACPW), American Superconductor Corp. (AMSC), Capstone Turbine, Inc. (CPST), FuelCell Energy, Inc. (FCEL), Plug Power, Inc. (PLUG), Distributed Energy Systems Corp. (DESC), and Satcon Technology Corp. (SATC).

(2)

The graph covers the period from December 29, 2000, the last trading day before the beginning of our fifth preceding fiscal year, through December 30, 2005, the last trading day of our most recently completed fiscal year.

(3)

The graph assumes that $100 was invested in our common stock on December 29, 2000 at the closing price on that date of $21.94 per share, in The NASDAQ Stock Market (U.S.) Index and the Power Tech Peer Group, and that all dividends, if any, were reinvested. No cash dividends have been declared or paid on our common stock.

(4)	Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

NO INCORPORATION BY REFERENCE OF CERTAIN PORTIONS OF THIS PROXY STATEMENT

Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings made by us under those statutes, neither the preceding Stock Performance Graph, the Audit Committee Report nor the Compensation Committee Report is to be incorporated by reference into any such prior filings, nor shall such graph or report be incorporated by reference into any future filings made by us under those statutes.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Section 16(a) of the Securities Exchange Act requires Active Power’s directors, executive officers, and 10% stockholders to file forms with the SEC to report their ownership of Active Power shares and any changes in ownership. Anyone required to file forms with the SEC must also send copies of the forms to Active Power. We have reviewed all forms provided to us. Based on that review and on written information given to us by our executive officers and directors, we believe that all Section 16(a) filing requirements were met during 2005.

ANNUAL REPORT

A copy of our Annual Report to Stockholders for 2005 has been mailed concurrently with this proxy statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this proxy statement and is not considered proxy solicitation material.

ANNUAL REPORT ON FORM 10-K

We filed an Annual Report on Form 10-K with the Securities and Exchange Commission on February 27, 2006. Stockholders may obtain a copy of this report, without charge, by writing to the attention of Investor Relations, at our principal executive offices, located at 2128 W. Braker Lane, Braker 12, Austin, Texas 78758.

THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

Dated: March 27, 2006

Appendix A

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

If Active Power obtains the affirmative vote of a majority of the holders of its outstanding shares of common stock in favor of Proposal Three, Article IV of Active Power’s Amended and Restated Certificate of Incorporation will be amended and restated to read in its entirety as follows:

A. Authorized Shares. The aggregate number of shares that the Company shall have authority to issue is One Hundred Sixty Million (160,000,000), (a) One Hundred Fifty Million (150,000,000) shares of which shall be common stock, par value $0.001 per share (“Common Stock”), and (b) Ten Million (10,000,000) shares of which shall be preferred stock, par value $0.001 per share (“Preferred Stock”). Of such shares of Preferred Stock, Four Hundred Thousand (400,000) shall be designated as “Series A Junior Participating Preferred Stock,” the rights, preferences and privileges of which are set forth in the Certificate of Designation of Series A Junior Participating Preferred Stock of Active Power filed with the Secretary of State of Delaware on December 18, 2001.

B. Common Stock. Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Company. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Company, out of the assets of the Company legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Company. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Company upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.

C. Preferred Stock.

1. Series. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.

2. Rights and Preferences. The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following:

a. the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;

b. whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;

c. the obligation, if any, of the Company to redeem shares of such series pursuant to a sinking fund;

d. whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

e. whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;

f. the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Company; and

g. any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

A-1

[front of card]

ACTIVE POWER, INC.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACTIVE POWER, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders (the “Annual Meeting”) of Active Power, Inc., a Delaware corporation (“Active Power”), and the related Proxy Statement dated March 27, 2006, and appoints Michael Chibib the Proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Active Power that the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting to be held May 4, 2006 at 2128 W. Braker Lane, Austin, Texas 78758 (Braker 12), at 5:00 p.m. Central Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present at the Annual Meeting. The shares represented by this Proxy shall be voted in the manner set forth hereon.

1.	TO ELECT THE FOLLOWING NOMINEES AS DIRECTORS:

Class III Directors to serve for a three-year term ending at the 2009 annual meeting of stockholders or until their successors are duly elected and qualified: Ake Almgren Brad Boston Joseph Pinkerton

	☐ FOR ALL nominees	☐ WITHHOLD AUTHORITY to vote for ALL nominees

☐ FOR all nominees listed EXCEPT those listed below INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the space provided below.

(continued and to be signed on the reverse)

[reverse of card]

(continued from front)

2.	☐ FOR	☐ AGAINST	☐ ABSTAIN	TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR ACTIVE POWER FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

3.	☐ FOR	☐ AGAINST	☐ ABSTAIN	TO APPROVE AMENDMENTS TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION.

In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the Annual Meeting.

        The Board of Directors recommends a vote FOR the directors listed above and a vote FOR the listed proposals. This Proxy, when properly executed, will be voted as specified hereon. If no specification is made, this Proxy will be voted “FOR” the election of the directors listed above and “FOR” the listed proposals.

Please print the name(s) appearing on each share

certificate(s) over which you have voting authority:__________________________________________________________________

                                             (Print name(s) exactly as it (they) appear(s) on certificates)

Please sign your name: ________________________________________ Date: ____________________________________, 2006

        (Authorized Signature(s))

IMPORTANT: Please sign as your name appears hereon. If shares are held jointly, all holders must sign. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.